Exhibit 10.1

ZOMEDICA CORP.

CHANGE IN CONTROL SEVERANCE POLICY

1. Purpose. Zomedica Corp. (the “Company”) has established this Change in Control Severance Policy (the “Policy”) to assist Eligible Employees of the Company or its Subsidiaries  whose employment is involuntarily terminated on or after the Effective Date in connection with changes made by the Company in connection with a Change of Control. This Policy supersedes and replaces any previous plan, program, policy, practice or arrangement by which the Company, its Subsidiaries or their respective predecessors may have provided severance benefits to employees wherever located. The Company understands and agrees that this Policy creates legal and contractual obligations of the Company to each Eligible Employee. It is the Company’s intent to create such obligations.

2.Definitions. As used in this Policy, the following terms shall have the respective meanings set forth below:

a.“Base Compensation” means (i) with respect to salaried Eligible Employees, the Eligible Employee’s annual rate of base salary as of the Date of Termination, with each month equal to 1/12 of annual base salary; and (ii) with respect to hourly Eligible Employees, the hourly rate paid to such Eligible Employee without taking into consideration overtime or holiday pay or deductions from such hourly rate of pay with each month equal to 160 hours of the hourly rate.

b.“Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” of the Successor or Surviving Corporation, as the case may be, and shall also include any other governing body, person, group or entity in control of the parent, successor, or surviving entity or body. References herein to the Board include any committee or person to whom the Board has designated its authority.

c.“Cause” means (i) the Eligible Employee is convicted of a felony; (ii) the Eligible Employee has committed any gross misconduct, theft or fraudulent act, or has acted dishonestly with respect to any business of the Company or a Subsidiary; (iii) the Eligible Employee has materially breached any agreement between the Eligible Employee and the Company or Subsidiary, or any fiduciary duty the Eligible Employee owes to the Company or Subsidiary; (iv) the Eligible Employee has committed a material violation of Company policy that has had or is likely to cause a material adverse effect on the Company or a Subsidiary; or, (v) the Eligible Employee has failed to perform his or her duties, which failure has not been cured by the Eligible Employee after thirty (30) days advance written notice thereof to the Eligible Employee by the Company or Subsidiary.

d.Change in Control” means the occurrence of any one of the following events:

(i)

one Person (or more than one Person acting as a group) acquires ownership of stock of the Company or the Subsidiary that employs Eligible Employee that, together with the stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company or Subsidiary that employs Eligible Employee; provided that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii)

one Person (or more than one Person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing 30% or more of the total voting power of the stock of Company;

(iii)

a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)	the sale of all or substantially all (50% or more of the total gross fair market value) of the assets of the Company or the Subsidiary that employes Eligible Employee.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A.

e.“Code” means the Internal Revenue Code of 1986, as amended.

f. “Company” means Zomedica Corp., an Alberta, Canada corporation, and any of successors, survivors, or other entity that succeeds to the interests of Zomedica Corp.

g. “Date of Termination” means the effective date on which the Eligible Employee’s employment by the Company terminates as specified in written notice by the Company delivered pursuant to Section 8; provided that, such termination occurs within the Termination Period.

h.“Effective Date” shall mean [insert date].

i.“Eligible Employee” any employee of the Company or a Subsidiary, whether employed on or before the Effective Date unless such employee has an individual agreement providing for severance benefits that would apply in the event of a Change of Control; provided, however, that an employee may become eligible to participate under this Policy if he or she irrevocably waives, in writing, all rights to severance benefits under the individual agreement at the time of separation. .

j. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

k.“Good Reason” means, without the Eligible Employee’s express written consent, the occurrence of any of the following events after a Change in Control: (i) the demotion of the Eligible Employee through the transfer to another Person of some or all of the responsibilities of Eligible Employee; (ii) a requirement to relocate Eligible Employee’s principal place of employment in excess of thirty (30) miles from the Eligible Employee's then-current place of residence; or (iii) the Company's failure to pay the Eligible Employee his or her Base Compensation or earned bonus or to provide employee benefits as agreed by the Company.

l.“Investigation” means an investigation authorized by the Board.

m.“Person” means any individual, firm, partnership, corporation, or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

n. “Qualifying Termination” means a termination of the Eligible Employee’s employment (i) by the Company other than for Cause or (ii) by the Eligible Employee for Good Reason within twelve (12) months of a Change of Control. Termination of the Eligible Employee’s employment on account of death or disability shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Eligible Employee after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

o. “Separation and Release Agreement” means the agreement executed by an Eligible Employee following a Qualifying Termination in substantially the form attached to this Policy as Exhibit A.

p.“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution. As of the Effective Date, the Subsidiaries the have Eligible Employees shall include Zomedica Inc. and Zomedica Biotechnologies, LLC.

p.“Termination Period” means the twelve month period following a Change in Control.

3. Eligibility. All Eligible Employees who have been the subject of a Qualifying Termination are eligible to receive payments under Section 4; provided that:

a.	The Eligible Employee has cooperated as reasonably requested by the Company to transition work responsibilities;
b.	The Eligible Employee has executed a Separation and Release Agreement; and
c.	If the Eligible Employee owes any debt to the Company, the Eligible Employee must execute a reduction and setoff agreement for the reduction of his or her benefit payable under Section 4 by the amount of such debt.

4. Payments Upon Termination of Employment. If the employment of an Eligible Employee is terminated pursuant to a Qualifying Termination, then, subject to the Eligible Employee executing the Separation and Release Agreement, the Company shall provide the following:

a. for Eligible Employees who are a Vice President or higher, (i) an amount equal to twelve (12) months of Base Compensation, payable in a lump sum with the first regularly scheduled payroll date after Zomedica receives the signed Separation and Release Agreement from Employee and all rescission periods applicable to the release have expired; (ii) a lump sum payment equal to the Eligible Employee’s pro-rated bonus, payable with the first  regularly scheduled payroll date after Zomedica receives the signed Separation and Release Agreement from Employee and all rescission periods applicable to the release have expired; and (iii) if the Eligible Employee is eligible for and elects continuation of group medical and/or dental insurance coverage with the Company following the Date of Termination in accordance with applicable laws and plans, the Company shall reimburse the Eligible Employee for the premium costs of such continuation coverage, at the same level of coverage that was in effect as of the Date of Termination, for up to twelve (12) consecutive months following the Date of Termination or, if earlier, until such continuation coverage is no longer available to the Eligible Employee under applicable laws and plans.

b. For Eligible Employees who are not a Vice President or higher, (i) an amount equal to six (6) months of Base Compensation, payable in a lump sum with the first  regularly scheduled payroll date after Zomedica receives the signed Separation and Release Agreement from Employee and all rescission periods applicable to the release have expired; (ii) a lump sum payment equal to the Eligible Employee’s pro-rated bonus, if any, payable with the first  regularly scheduled payroll date after Zomedica receives the signed Separation and Release Agreement from Employee and all rescission periods applicable to the release have expired; and (iii) if the Eligible Employee is eligible for and elects continuation of group medical and/or dental insurance coverage with the Company following the Date of Termination in accordance with applicable laws and plans, the Company shall reimburse the Eligible Employee for the premium costs of such continuation coverage, at the same level of coverage that was in effect as of the Date of Termination, for up to twelve (12) consecutive months following the Date of Termination or, if earlier, until such continuation coverage is no longer available to the Eligible Employee under applicable laws and plans.

c.all outstanding unvested stock options and stock appreciation rights granted to the Eligible Employee during the term of his or her employment shall become fully vested and exercisable for the remainder of their full term.

5. Withholding Taxes. The Company may withhold from all payments due to the Eligible Employee (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold there from.

6. Scope of Policy. Nothing in this Policy shall be deemed to entitle the Eligible Employee to continued employment with the Company or its Subsidiaries, and if the Eligible Employee’s employment with the Company shall terminate prior to a Change in Control, the Eligible Employee shall have no further rights under this Policy (except as otherwise provided hereunder); provided, however, that any termination of an Eligible Employee’s employment during the Termination Period shall be subject to all of the provisions of this Policy.

7.Successors; Binding Agreement. The provisions of this Policy shall be binding upon any successor or assign of Company. The Company agrees that it will cause any successor entity to the Company unconditionally to assume all of the obligations of the Company hereunder.  The benefits provided under this Policy shall inure to the benefit of and be enforceable by the Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Eligible Employee shall die while any amounts would be payable to the Eligible Employee hereunder had the Eligible Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to such person or persons appointed in writing by the Eligible Employee to receive such amounts or, if no person is so appointed, to the Eligible Employee’s estate.

8.Notice.

a.For purposes of this Policy, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return-receipt requested, postage prepaid, addressed as follows:

If to the Eligible Employee: the address listed as the Eligible Employee’s address in the Company’s personnel files.

If to the Company:

Zomedica Corp.

Attention: CEO

1101 Technology Dr., Suite 100

Ann Arbor, MI 48108

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

b. A written notice of the Eligible Employee’s Date of Termination by the Company or the Eligible Employee, as the case may be, to the Company, shall specify the date of termination, which date shall be not less than fifteen (15) nor more than sixty (60) days after the giving of such notice; provided, however, that the Company may in its sole discretion accelerate such date to an earlier date or, alternatively, place the Eligible Employee on paid leave during such period. The failure by the Eligible Employee or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Eligible Employee or the Company hereunder or preclude the Eligible Employee or the Company from asserting such fact or circumstance in enforcing the Eligible Employee’s or the Company’s rights hereunder.

9.Employment with Subsidiaries. Employment with the Company for purposes of this Policy shall include employment with any Subsidiary.

10. Survival. The respective obligations and benefits afforded to the Company and the Eligible Employee as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Policy), 5, 7 and 10 shall survive the termination of this Policy.

11. GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS POLICY SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS POLICY SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS POLICY, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

12. Amendment and Termination. The Board may amend or terminate the Policy at any time; provided, however, that during the period commencing on a Change in Control and ending on the twelve (12) month anniversary of the Change in Control, the Policy (including, for the avoidance of doubt, any Schedules, Appendices and Exhibits) may not be amended or terminated by the Board in any manner which is adverse to the interests of any Eligible Employee without the prior written consent of such Eligible Employee; provided, further, that any termination or amendments to the Policy (including, for the avoidance of doubt, any Schedules, Appendices and Exhibits) that are adverse to the interests of any Eligible Employee that occur during the period of time beginning on a date three (3) months prior to a Potential Change in Control and ending on the termination of the agreement that constituted the Potential Change in Control, shall be void unless consented to in writing by the affected Eligible Employee.

13. Interpretation and Administration. This Policy shall be interpreted and administered by the Board. The Board may delegate any of its powers under the Policy to the Compensation Committee of the Board (or any successor committee). With respect to those Eligible Employees who are not subject to Section 16 of the Exchange Act, the Committee may delegate any of its powers under this Policy to the Chief Executive Officer of the Company. The Board, the Compensation Committee (or any successor committee) and the Chief Executive Officer (to the extent of the powers delegated to him) shall have the authority in their sole and absolute discretion to (i) exercise all of the powers granted to them under the Policy, (ii) construe, interpret and implement the Policy, (iii) prescribe, amend and rescind rules and regulations relating to the Policy, (iv) make all determinations necessary or advisable in administration of the Policy, (v) correct any defect, supply any omission and reconcile any inconsistency in the Policy and (vi) amend this Policy to reflect changes in or interpretations of applicable law, rules or regulations. Actions of the Board or the Compensation Committee (or any successor committee) shall be taken by a majority vote of its members.

14. Claims and Appeals. Eligible Employees may seek injunctive relief to enforce this Policy at any time with or without notice. With regard to other disputes, the Eligible Employees may submit claims for benefits by giving notice to the Company pursuant to Section 8 of this Policy. If the Eligible Employee believes that he or she has not received coverage or benefits to which he or she is entitled under the Policy, the Eligible Employee may notify the Board in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied in whole or in part, the Board shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Policy provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the Board, the Eligible Employee may: (i) request a review of the denial by the Board or, where review authority has been so delegated, by such other person or entity as may be designated by the Board for this purpose; (ii) review any Policy documents relevant to his claim; and (iii) submit issues and comments to the Board or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Board or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The Board or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Policy provisions upon which the denial, if appropriate, is based. This written ruling shall be made within thirty (30) days of the date the Board or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 14 will be permitted at the sole discretion of the Board or its delegate. If the Board does not provide the Eligible Employee with written notice of the denial of his appeal, the Eligible Employee’s claim shall be deemed denied.

15. Type of Policy. This Policy is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Benefits will be paid from the general assets of the Company if and when such benefits are owed. No Eligible Employee or any other person shall have any rights to or interest in nay specific assets or accounts of the Company or any Subsidiary by reason of this Policy.

16. No Duplication of Benefits. Except as otherwise expressly provided pursuant to this Policy, this Policy shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other agreement, plan, program, policy, or other arrangement. In the event a Eligible Employee is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments or benefits provided in Section 4, the Company is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Policy. In taking such action, the Company will be guided by the principles that (1) such a Eligible Employee will otherwise be treated no more and no less favorably than are other Eligible Employees who are not covered by such other plan, program, policy, individually negotiated agreement or other arrangement, (2) the provisions of such other plan, program, policy, individually negotiated agreement or other arrangement (including, but not limited to, a special individual pension, a special deferral account and/or a special equity based grant) which are not duplicative of the payments provided in Section 4, will not be considered in determining elimination and/or reductions in Policy benefits, and (3) payments that are exempt from Code Section 409A shall be reduced or eliminated prior to payments that are subject to Code Section 409A.

17.Nonassignability. Benefits under the Policy may not be assigned by the Eligible Employee. The terms and conditions of the Policy shall be binding on the successors and assigns of the Company.

IN WITNESS WHEREOF, the Company has executed this Policy as of [date].

ZOMEDICA CORP.

Name:

Title:

EXHIBIT A

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement ("Agreement") is made by and between EMPLOYEE NAME ("Employee") and Zomedica Inc. ("Zomedica").

WHEREAS, Employee was an employee of Zomedica from ________________, until Employee’s employment ended on __________________;

WHEREAS, the parties now desire to amicably end Employee's employment with Zomedica due to the elimination of Employee’s position and resolve any and all disputes that currently exist or may arise between them related to Employee's employment with Zomedica and separation therefrom;

NOW, THEREFORE, in consideration of the mutual promises and undertakings of the parties as set forth herein, and for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.Confidentiality.  Employee and Zomedica agree that the existence and content of this Agreement, and all terms in this Agreement, shall be and shall remain confidential, and shall not be disclosed to any employee or independent contractor of Zomedica (except on a "need to know basis" by Zomedica as necessary to effect the terms of this Agreement) or to any other person, firm or agency, excluding Employee's spouse and/or legal or financial counsel, unless otherwise required by law, statute or court/agency process.

2.Separation from Employment.  Employee was separated from Zomedica on ____________________, and has no right to further benefits from Zomedica as an employee after that date, except as expressly set forth in this Agreement. Please note that any vested options held by Employee pursuant to the Zomedica Corp. Amended and Restated Stock Option Plan will expire ninety (90) days after separation from service in accordance with the terms of such plan.

3.Consideration.  In exchange for the mutual promises made in this agreement, Zomedica shall do the following:

(a)

On the first regularly scheduled payroll date after Zomedica receives this signed Agreement from Employee and the 7-day period for revocation specified in paragraph 15 below has passed, Zomedica agrees to pay ______________. The payment shall be subject to applicable local, state, federal and social security tax withholdings. This payment will be included in Employee's W-2.

(b)

(optional) Provided that Employee elects COBRA continuation coverage for medical, dental, and/or vision insurance, Zomedica will reimburse Employee for ___________ months of COBRA continuation coverage. Other than the foregoing reimbursement, Employee shall be solely responsible for the total cost of Employee's COBRA premium payments.

(c)

Zomedica agrees it will take no affirmative action to contest or appeal any decision by any state agency awarding unemployment benefits to Employee unless Employee has acquired or declined comparable new employment.  Both parties acknowledge that Zomedica has a legal obligation to provide truthful, accurate information to any state unemployment agency and that the ultimate decision whether or not to award Employee unemployment benefits rests with the state agency.   Employee acknowledges that receipt of separation pay as set forth above in paragraph 3(a) may affect Employee's eligibility for or the amount of unemployment benefits.

4.Breach of Agreement.  Zomedica shall provide the consideration specified in paragraph 3 provided Employee complies with the provisions of  this Agreement, including without limitation compliance with the obligations of Confidentiality (paragraph 5) and non-disparagement (paragraph 6). In the event employee breaches this Agreement, Zomedica shall have the right to void its obligation to so perform its obligations under paragraph 3 in the event that Employee violates any provision of this Agreement prior to payment.  If any payment is made before a violation, Zomedica shall be entitled to seek reimbursement of the consideration set forth in Section 3(a) as liquidated damages for the breach of this Agreement. Employee acknowledges that damages as of the date of this Agreement are difficult to estimate and the reimbursement of the amount set forth in paragraph 3(a) is intended to be a reasonable estimate of the damages such breach may cause to Zomedica and is not intended to be a penalty. In addition to liquidated damages, Zomedica shall be entitled to reimbursement for its reasonable collection costs including reasonable attorney fees. This clause shall not limit Zomedica’s right to any other legal or equitable remedies available to it under applicable law, including seeking an injunction to prohibit further disclosure of confidential information or disparagement. Nothing in this section shall be construed to prohibit Employee from disclosing discriminatory or unfair employment practices in accordance with applicable law, and such disclosures shall not be considered disparaging.

5.Confidential Information and Trade Secrets.  In consideration of the payments provided in this Agreement, and as part of Employee’s continuing obligation to preserve confidentiality, Employee shall not, without an express written authorization from Zomedica, directly or indirectly, disclose to any other person, firm or corporation, any confidential, proprietary, private, or personal information of any nature concerning Zomedica, any member of the Board of Directors of Zomedica, Zomedica customers, clients, employees, independent contractors, or any other individual about whom Employee may have information as a result of Employee’s employment with Zomedica.  Confidential, private, or personal information means information not generally known about Zomedica, its customers, clients, directors, officers, managers, and employees, including, but not limited to, Zomedica's financial condition, customer and client lists, projects, marketing and growth strategies, projections, plans, managers, employees, directors, officers, independent contractors or consultants, or private information about other individuals.

In addition, notwithstanding this provision or any other provision of this Agreement, Employee and Zomedica agree that Employee, pursuant to the Defend Trade Secrets Act of 2016, shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by Zomedica for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

6.Non-Disparagement.  Employee further agrees not to, either by conversation or any other oral expression, by letter or any other written expression, or by any other deed or act of communication to the public or to any individual person or entity or groups of persons or entities, specifically including, but not limited to, past, present or future customers, clients, employees, independent contractors, or business associates of Zomedica, hereafter disparage, criticize, condemn or impugn the reputation or character of Zomedica and/or its board members, officers, directors, managers, employees, consultants or agents, based upon any event or circumstances occurring or existing prior to or on the date of this Agreement. Such limitation shall include, but not be limited to, comments or posts to any social media platform, any website, or employee/employer or company review forums, and further specifically including, by way of example but not limitation, any of the following sites: Stocktwits and any of its competitors or alternative social network platforms, Glassdoor, LinkedIn, Upwork, Facebook, and Reddit.

7.Release and Waiver.  For and in consideration of the payment and benefits continuation provided in this Agreement, to the fullest extent permitted by applicable law, Employee hereby forever releases and discharges Zomedica, together with its board members, directors, officers, employees and affiliated entities, from any and all claims, demands, equitable relief, damages, costs, expenses, administrative actions and causes of action of any kind or character, whether known or unknown, relating in any manner to or arising from Employee's employment with Zomedica, or the separation thereof, or under the Work Agreement, or which may otherwise arise under any federal or state statute, the common law or in equity, including but not limited to any claim arising under the Americans with Disabilities Act, the Age Discrimination in Employment Act ("ADEA"), the Employee Retirement Income Security Act, the Family Medical Leave Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Michigan Elliott-Larsen Civil Rights Act, or the Michigan Persons With Disabilities Civil Rights Act, all as amended, and contract or tort claims, as well as claims for attorney’s fees, except claims not subject to be released under federal or state law; PROVIDED THAT, nothing in this provision or Agreement shall preclude Employee from seeking a judicial determination regarding the validity of this waiver with respect to any claims under the ADEA or from filing a charge with the U.S. Equal Employment Opportunity Commission, though Employee agrees not to seek or accept any money damages or other relief sought on Employee’s behalf by the EEOC or by any other federal, state, or local agency.

8.Non-Admission of Liability.  This Agreement shall not be construed as an admission, nor is it an admission, by Zomedica that it is liable in any respect for any claim or cause of action that has been or may hereafter be asserted.  This Agreement is being entered into solely for the purpose of conferring consideration upon both parties in return for their resolution of the matters enumerated above.

9.Voluntary Execution.  Employee acknowledges reading this Agreement, understands its terms, has entered into it voluntarily, and with full knowledge of its content, meaning, and effect.  Employee further acknowledges that Employee has been given 21 days within which to consider this Agreement.  Employee acknowledges that if Employee elects to sign this Agreement without considering the terms of this Agreement for at least 21 days, the decision to shorten the time for considering this Agreement prior to signing it is voluntary, and such decision has not been induced by Zomedica through fraud, misrepresentation, or a threat to withdraw or alter the terms and conditions set forth in this Agreement in the event Employee elected to consider this Agreement for at least 21 days prior to signing it.  Employee acknowledges that if Employee does not return this Agreement by 5pm EST on _________________, 2025, then Employee will be deemed to have waived any rights under this Agreement. Zomedica advises Employee to consult with an attorney prior to signing this Agreement.

10.Binding Effect.  This Agreement shall be binding upon the parties hereto, their heirs, administrators, successors, and assigns.

11.Entire Agreement, and Modification.  This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements concerning the same subject matter, and there are no other agreements, representations or warranties between the parties which are not set forth herein.  This Agreement may only be modified by writing signed by both parties.

12.Governing Law and Jurisdiction/Venue.  This Agreement shall be construed according to the laws of the State of Michigan.  The parties agree that any disputes under this Agreement shall be brought in the state or federal courts located in Michigan, and the parties hereby consent to the personal jurisdiction and venue of those courts.  The prevailing party shall recover attorney fees from the other party.

13.Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, unlawful, or unenforceable in any respect, all other provisions shall be unaffected, and this Agreement shall be construed as if such invalid, unlawful, or unenforceable provisions had never been contained herein.

14.Return of Company Property.  Employee verifies that all the Zomedica property that was in Employee’s control during and following the separation of Employee’s employment with Zomedica has been returned to Zomedica, and acknowledges that any payments otherwise due under this Agreement shall not be paid until such property has been received by Zomedica.

15.Effective Date.  Employee will have 7 calendar days following the execution of this Agreement to revoke the Agreement.  Notice of revocation must be in a signed writing delivered to Kristin Domanski before expiration of the revocation period. This Agreement will not become effective or enforceable until Employee has executed the Agreement, the 7-day revocation period has passed, and the Agreement has been executed by Zomedica.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the day and year set forth above.

NAME

Date:

Zomedica Inc.

  By:

Name printed:

    Its:

   Date: